                                                                   Exhibit 99.2

                        First USA, Inc. and Subsidiaries
                          Consolidated Balance Sheets

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                             June 30,
                                                   ---------------------------
  (Dollars in thousands, except per share data)        1996            1995

  ASSETS
   Cash and due from banks                         $  254,553       $   69,594
   Short-term investments                              40,701            8,009
   Federal funds sold                                  97,450          159,175
                                                   ----------       ----------
     Cash and cash equivalents                        392,704          236,778
   Investments                                      2,903,091        2,205,523
   Credit card loans                                3,564,434        3,187,568
     Allowance for possible credit losses             (74,163)         (66,000)
                                                   ----------       ----------
      Net loans                                     3,490,271        3,121,568
   Premises and equipment                             116,666           60,050
   Accrued interest receivable                         51,558           42,719
   Due from securitizations                           182,462          287,671
   Customer base intangible, net                       70,008          123,289
   Purchased merchant portfolios and goodwill, net     88,894           40,024
   Other assets                                       412,847          261,494
                                                   ----------       ----------
                                                   $7,708,501       $6,379,116
                                                   ==========       ==========
----------------------------------------------------------------------------------

  LIABILITIES AND STOCKHOLDERS' EQUITY
   Bank notes and other borrowings                 $3,356,506       $2,183,299
   Interest-bearing deposits                        1,460,321        2,120,648
   Federal funds purchased                          1,308,460          871,390
   Accrued interest payable                            60,246           54,550
   Accrued expenses and other liabilities             355,943          384,414
   Minority interest                                   53,145               --
                                                   ----------       ----------
                                                    6,594,621        5,614,301

   Stockholders' Equity
      6 1/4% mandatory convertible preferred stock,
      $.01 par value, 5,750,000 shares authorized,
      issued and outstanding at June 30, 1996
      and 1995                                             58               58
     Common stock, $.01 par value, 200,000,000
      shares authorized, 120,959,334 and 117,431,756
      issued and outstanding at June 30, 1996 and
      1995, respectively                                1,210            1,174
     Additional paid-in capital                       568,840          440,929
     Retained earnings                                543,772          322,654
                                                   ----------       ----------
                                                    1,113,880          764,815
                                                   ----------       ----------
                                                   $7,708,501       $6,379,116
                                                   ==========       ==========
----------------------------------------------------------------------------------

  See Notes to Consolidated Financial Statements.

                        First USA, Inc. and Subsidiaries
                       Consolidated Statements of Income

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                       Fiscal Year Ended June 30,
                                                                  ----------------------------------
  (Dollars in thousands, except per share data)                        1996       1995        1994
                                                                                          As Restated
  INTEREST INCOME
   Credit card loans                                              $  326,928    $312,843    $323,544
   Investments                                                       181,466     106,396      57,698
   Federal funds sold                                                  6,699       8,486       7,649
                                                                  ----------  ----------  ----------
     Total Interest Income                                           515,093     427,725     388,891

  INTEREST EXPENSE
   Bank notes and other borrowings                                   201,986     125,651      30,349
   Deposits                                                          113,435     149,869     145,555
   Federal funds purchased                                            76,518      30,028      16,850
   Senior and Acquisition debt                                          --          --         8,517
                                                                  ----------  ----------  ----------
     Total Interest Expense                                          391,939     305,548     201,271
                                                                  ----------  ----------  ----------
                                           NET INTEREST INCOME       123,154     122,177     187,620
                          PROVISION FOR POSSIBLE CREDIT LOSSES        90,153      54,659      53,469
                                                                  ----------  ----------  ----------
                       NET INTEREST INCOME AFTER PROVISION FOR
                                        POSSIBLE CREDIT LOSSES        33,001      67,518     134,151
------------------------------------------------------------------------------------------------------
  OTHER OPERATING INCOME
   Securitization income                                             950,008     640,607     310,260
   Interchange income                                                 29,066      31,988      47,455
   Credit card fee income                                             27,586      18,286      22,143
   Other                                                             111,989      73,453      47,011
                                                                  ----------  ----------  ----------
     Total Other Operating Income                                  1,118,649     764,334     426,869
------------------------------------------------------------------------------------------------------
  OTHER OPERATING EXPENSE
   Postage, shipping, stationery and supplies                        193,863     153,297      58,382
   Salaries and employee benefits                                    149,196      98,642      64,695
   Data processing and communications                                110,030      85,596      54,821
   Occupancy and equipment                                            48,056      28,244      18,068
   Amortization of intangibles                                        55,906      54,748      54,958
   Other                                                             204,315     129,726      71,946
                                                                  ----------  ----------  ----------
     Total Other Operating Expense                                   761,366     550,253     322,870
------------------------------------------------------------------------------------------------------
             INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM       390,284     281,599     238,150
                                    PROVISION FOR INCOME TAXES       143,548     103,177      87,216
                                                                  ----------  ----------  ----------
                              INCOME BEFORE EXTRAORDINARY ITEM       246,736     178,422     150,934
                 EXTRAORDINARY ITEM, NET OF INCOME TAX BENEFIT            --          --     (10,637)
                                                                  ----------  ----------  ----------
                                                    NET INCOME    $  246,736    $178,422    $140,297
                                                                  ==========  ==========  ==========
-------------------------------------------------------------------------------------------------------
  Income before extraordinary item per share                      $     1.84    $   1.36    $   1.23
  Extraordinary item per share                                            --          --       (0.09)
                                                                  ----------  ----------  ----------
  Net income per share                                            $     1.84    $   1.36   $    1.14
                                                                  ==========  ==========  ===========
  Weighted average common and common equivalent shares
    outstanding                                                  133,840,204 131,597,760  119,764,444
                                                                  ==========  ==========  ===========
------------------------------------------------------------------------------------------------------

  See Notes to Consolidated Financial Statements.

                        First USA, Inc. and Subsidiaries
           Consolidated Statements of Changes in Stockholders' Equity

-----------------------------------------------------------------------------------------------------------------------------------
                                                          For the Three Fiscal Years Ended June 30, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                    Mandatory
                                   Convertible
                                    Preferred              Common Stock
                                     Stock            Common       Nonvoting               Additional
  (Dollars in thousands,           ------------------------------------------------------- Paid-In    Deferred     Retained
  except per share data)           Shares   Amount   Shares    Amount   Shares    Amount   Capital  Compensation   Earnings   Total
  Balance at June 30, 1993                         108,699,944  $1,088  2,105,264    $22   $183,276             $ 28,512  $ 212,898
  Net income                                                                                                     140,297    140,297
  Issuance of common stock, net                     4,059,350       40                       47,287                          47,327
  Issuance of 6 1/4% mandatory
   convertible preferred
   stock, net                      5,750,000 $58                                            177,344                         177,402
  Exercise of stock options                           376,944        2                          931                             933
  Tax benefit from exercise of
   stock options                                                                              2,026                           2,026
  Conversion of nonvoting stock
   to common stock                                  2,105,264       22 (2,105,264)   (22)                                       --
  Common cash dividends --
   $0.04 per share                                                                                                (4,204)    (4,204)


  Preferred cash dividends --
   $0.37 per share                                                                                                (2,132)    (2,132)

                                  ---------   ---- -----------  ------  ---------   ----   --------  --------   --------  --------


  Balance at June 30, 1994          5,750,000   58 115,241,502   1,152      --       --     410,864              162,473    574,547

  Net income                                                                                                     178,422    178,422

  Issuance of common stock, net                     1,548,246       16                       28,215   $(3,990)               24,241

  Exercise of stock options                           642,008        6                        1,927                           1,933

  Tax benefit from exercise of
   stock options                                                                              3,913                           3,913

  Common cash dividends --
   $0.06 per share                                                                                                (6,787)    (6,787)

  Preferred cash dividends --
   $1.99 per share                                                                                               (11,454)   (11,454)

                                 ---------   ----  -----------  ------ ----------   ----   --------  --------   -------- ----------

  Balance at June 30, 1995        5,750,000    58  117,431,756   1,174        --     --     444,919    (3,990)   322,654    764,815
  Net income                                                                                                     246,736    246,736
  Issuance of common stock, net                      1,880,322      20                       39,163    (7,822)               31,361
  Issuance of subsidiary common stock                                                        77,344                          77,344
  Exercise of stock options                          1,647,256      16                        6,986                           7,002
  Tax benefit from exercise of
   stock options                                                                             12,240                          12,240
  Common cash dividends --
   $0.12 per share                                                                                               (14,164)   (14,164)


  Preferred cash dividends --
   $1.99 per share                                                                                               (11,454)   (11,454)

                                  ---------   ---- -----------  ------  ---------   ----   --------  --------   -------- ---------

  Balance at June 30, 1996        5,750,000   $58  120,959,334  $1,210        --    $ --   $580,652  $(11,812)  $543,772 $1,113,880

                                  =========   ==== ===========  ======  =========   ====   ========  ========   ======== ==========

  See Notes to Consolidated Financial Statements.

                        First USA, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                            Fiscal Year Ended June 30,
                                                                   ------------------------------------------
  (Dollars in thousands)                                                 1996          1995         1994

  OPERATING ACTIVITIES
   Net income                                                      $   246,736    $   178,422     $ 140,297
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Provision for possible credit losses                              90,153         54,659        53,469
      Provision for depreciation and amortization                      110,991         85,362        73,674
      Gains on securitization transactions, net of amortization        (71,825)       (77,672)      (73,000)
      Extraordinary item related to prepayment of
        Acquisition debt                                                  --             --          16,365
      Changes in operating assets and liabilities:
        Accrued interest receivable                                     (8,839)        (8,546)       (7,833)
        Accrued interest payable                                         5,696          9,484        22,874
        Accrued expenses and other liabilities                         (28,471)       205,205        96,706
      Other operating activities                                        30,241        (56,785)       14,036
                                                                   -----------    -----------     -----------
                        NET CASH PROVIDED BY OPERATING ACTIVITIES      374,682        390,129       336,588
---------------------------------------------------------------------------------------------------------------
  INVESTING ACTIVITIES
   Proceeds from maturities of investments                             680,215        270,219       229,821
   Purchases of investments                                         (1,386,059)    (1,234,669)     (990,636)
   Net increase in credit card loans, excluding
     acquisitions and sales                                         (5,714,706)    (6,040,908)   (4,380,097)
   Proceeds from sale of credit card loans                           5,257,484      6,478,092     2,741,905
   Purchases of premises and equipment                                 (77,076)       (40,372)      (21,159)
   Purchases of merchant portfolios, processing
     services and other acquisitions                                   (41,401)       (14,665)       (1,750)
   Other investing activities                                          (28,840)       (11,617)       (2,453)
                                                                   -----------    -----------     -----------
                           NET CASH USED FOR INVESTING ACTIVITIES   (1,310,383)      (593,920)   (2,424,369)
---------------------------------------------------------------------------------------------------------------

  FINANCING ACTIVITIES
   Dividends paid to common stockholders                               (14,164)        (6,787)       (4,204)
   Dividends paid to preferred stockholders                            (11,454)       (11,454)       (2,132)
   Issuance of subsidiary common stock, net                            141,432           --             --
   Issuance of common stock, net                                        29,543          2,450        48,400
   Issuance of 6 1/4% mandatory convertible preferred stock, net          --             --         177,402
   Net payments to trustees relating to securitizations                 (3,680)      (147,443)      (42,421)
   Net increase in bank notes and other borrowings                   1,173,207        871,773     1,142,214
   Net (decrease) increase in interest-bearing deposits               (660,327)      (958,432)      877,910
   Net increase (decrease) in federal funds purchased                  437,070        487,010        (4,115)
   Repayment of credit card backed notes                                  --             --        (104,167)
   Repayment of senior debt                                               --             --        (227,000)
   Proceeds from senior debt                                              --             --         227,000
   Net repayment of Acquisition debt and prepayment premium               --             --        (217,200)
                                                                   -----------    -----------     -----------
                        NET CASH PROVIDED BY FINANCING ACTIVITIES    1,091,627        237,117     1,871,687
---------------------------------------------------------------------------------------------------------------

                 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      155,926         33,326      (216,094)

   Cash and cash equivalents at beginning of year                      236,778        203,452       419,546
                                                                   -----------    -----------     -----------
                         CASH AND CASH EQUIVALENTS AT END OF YEAR  $   392,704    $   236,778     $ 203,452
                                                                   ===========    ===========     =========
---------------------------------------------------------------------------------------------------------------
  NON-CASH INVESTING AND FINANCING ACTIVITY

   Common stock issued for acquisitions                            $    12,002    $    22,571     $    --
                                                                   ===========    ===========     ===========
---------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS The consolidated financial statements include the accounts of First USA, Inc. and its majority-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated. The Company is one of the nation's largest providers of Visa and MasterCard services through its principal operating subsidiaries, First USA Bank and First USA Paymentech, Inc. ("Paymentech"). First USA Bank is an issuer of Visa and MasterCard credit cards with 14.3 million credit cards issued and $18.7 billion in managed credit card loans outstanding at June 30, 1996. First USA Bank's profitability is affected by loan growth, interest rate spread, Cardmember usage, credit quality and marketing expenses. Paymentech conducts its business through its wholly owned subsidiaries, First USA Merchant Services, Inc. ("Merchant Services") and First USA Financial Services, Inc. ("Financial Services"). Merchant Services, a processor of merchant bankcard transactions, processed approximately $30.9 billion in sales volume and approximately 574.2 million transactions for the fiscal year ended June 30, 1996. Financial Services during the past fiscal year has begun to market and issue to businesses and other entities commercial cards that facilitate business-to-business payment solutions.

     On January 19, 1997, the Company and Banc One Corporation ("Banc One") entered into an agreement and plan of merger pursuant to which the Company would merge with and into Banc One and Banc One would be the surviving corporation. The merger is subject to approvals by the shareholders of the Company and Banc One, the receipt of all required regulatory approvals and the making of all necessary filings. The Merger is expected to close in the second quarter of calendar 1997.

     The Company has restated its financial statements to properly reflect the two items described below. The changes did not affect the Company's net cash flows, liquidity or regulatory capital compliance, nor did the restatement have an effect on the Company's fiscal year 1996 and 1995 net income. The restatement did however have an effect on previously reported quarterly results of the 1996 and 1995 fiscal years (see Unaudited quarterly information, as restated) and increased 1994 earnings.

     The Company had previously not recorded gains on securitization transactions consistent with the Company's belief and common industry assumption that such gains would not be significant due to the relatively short life of the outstanding balances and the narrow spread between the account yield and the sum of the cost of servicing these accounts and investor yield on the securitizations. As a result of a more detailed analysis of gains on all securitizations of credit card receivable balances in connection with the preparation for the adoption of Statement of Financial Accounting Standards No. 125, which is effective January 1, 1997, the Company has restated its financial statements to recognize gains in those periods where the gains were significant.

     In addition, the Company has been deferring the costs to solicit new accounts. These costs were deferred and matched with the future revenues from these new accounts over a twelve-month period. The average life of these new accounts, including all annual renewals, is expected to be seven years. During the course of a review of the Company's accounting policies in connection with its pending merger with Banc One, the Company learned that, while its deferred costs were paid to independent third parties, these costs were not eligible for deferral and that its accounting policy regarding such solicitations did not conform with the accounting policy of Banc One. As a result, the Company has restated its financial statements to expense these costs in the period such costs were incurred.

    As previously noted, the changes had no effect on fiscal 1996 or 1995 net income. The Company has restated its fiscal year 1994 consolidated statement of income resulting in an increase in net income and retained earnings of $47.4 million and an increase in net income per share of $0.40.

     On October 16, 1996, the Company's Board of Directors approved a two-for-one common stock split and increased the quarterly cash dividend to $0.06 per share on a post-split basis. The two-for-one common stock split was effected in the form of a 100% stock dividend paid on November 12, 1996, to stockholders of record on October 28, 1996. The consolidated financial statements and notes to consolidated financial statements presented herein reflect the retroactive treatment of this stock split.

CASH AND CASH EQUIVALENTS The Company considers all highly liquid investments, with maturities of three months or less when purchased, to be cash equivalents. Federal funds sold are considered to be cash equivalents and are invested with banks which are considered to be in compliance with their regulatory capital requirements.

INVESTMENTS Investments are carried at cost, adjusted for amortization of premiums and accretion of discounts. The Company has both the ability and intent to hold these investments to maturity.


CREDIT CARD LOANS Credit card loans represent primarily revolving Visa and MasterCard credit card loans. Interest on credit card loans is recognized based on the balances outstanding according to the terms of the related Cardmember agreements.


PROVISION AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES The provision for possible credit losses includes current period credit losses and an amount which, in the judgment of management, is necessary to maintain the allowance for possible credit losses at a level that reflects known and inherent risks in the credit card loan portfolio.

PREMISES AND EQUIPMENT Premises and equipment are carried at cost, net of accumulated depreciation and amortization of $49.9 million and $32.2 million at June 30, 1996 and 1995, respectively. Depreciation of furniture and equipment is provided on a straight-line basis over periods ranging from two to 10 years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

CUSTOMER BASE INTANGIBLE The customer base intangible represents the excess of amounts paid over the stated amount of the credit card loans acquired, net of accumulated amortization of $376.3 million and $322.8 million at June 30, 1996 and 1995, respectively. The intangible assets are amortized over the estimated periods to be benefited, generally seven to 11 years, on a straight-line basis. As of June 30, 1996, the customer base intangible consisted of $54.1 million of customer base intangible resulting from the management-led leveraged acquisition of certain of the Company's operating subsidiaries in 1989 (the "Acquisition") and $15.9 million of customer base intangible resulting from credit card portfolio purchases subsequent to the date of the Acquisition.

PURCHASED MERCHANT PORTFOLIOS AND GOODWILL

Purchased merchant portfolios are amortized over the estimated period to be benefited, primarily 25 years, on a straight-line basis. Purchased merchant portfolios are evaluated by management for impairment at each balance sheet date through review of actual cash flows generated by each merchant portfolio in relation to the expected cash flows and the recorded amortization expense. If, upon review, actual cash flows indicate an impairment of the value of the purchased merchant portfolio, amortization will be accelerated.

Goodwill represents the excess of purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations and is amortized over 40 years, on a straight-line basis. Goodwill is reviewed for impairment whenever events indicate that the carrying amount may not be recoverable. If estimates of future operating results would be insufficient to recover future charges to goodwill amortization, then the recorded value of goodwill balances would be reduced by the estimated deficiencies in operating results.

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 in the first quarter of fiscal 1997 and, based on current circumstances, does not believe the effect of adoption will be material. Accumulated amortization for purchased merchant portfolios and goodwill was $3.9 million and $1.5 million at June 30, 1996 and 1995, respectively.

SECURITIZATION INCOME
Securitization income reflects gains on the securitization of credit card loans based upon the present value of net interest income and credit card fees less estimated credit losses and servicing fees over the lives of the securitized loans.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," ("SFAS No. 125") which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on an approach that focuses on control of the assets and extinguishment of the liabilities. In addition, the statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and provides implementation guidance for securitization transactions and repurchase agreements. The statement is effective for transactions occurring subsequent to December 31, 1996. The Company is currently evaluating the impact of this statement and expects no material effect on its consolidated financial statements as a result of adopting SFAS No. 125.

INTEREST RATE SWAPS   The Company enters into interest rate swap transactions
for managing its interest rate risk by converting fixed rate liabilities to floating rate liabilities. The Company does not hold or issue interest rate swap agreements for trading purposes. Net receipts or payments under these agreements are recognized as an adjustment to interest expense. The Company classifies cash flows from interest rate swaps in the same category in the consolidated statements of cash flows as the cash flows from the items being hedged.

STOCK-BASED COMPENSATION The Company accounts for stock option and stock purchase plans in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, no compensation expense is recognized for stock options issued to employees since the options have an exercise price equal to the market value of the common stock on the day of the grant. In addition, the Company does not recognize compensation expense for its employee stock purchase plan since it qualifies as a non-compensatory plan under APB 25. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. Under SFAS No. 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25 and disclose in the financial statements the effects of SFAS No. 123 as if the recognition provisions were adopted. The Company has evaluated its alternatives available under the provisions of SFAS No. 123 and has determined it will not adopt the recognition provisions of the statement. Therefore, the adoption of SFAS No. 123 will have no impact on the Company's consolidated financial statements.

FEDERAL INCOME TAXES   Federal income taxes are accounted for utilizing the
liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS Certain amounts for fiscal 1995 and fiscal 1994 have been reclassified to conform to the fiscal 1996 presentation.

NOTE B - INITIAL PUBLIC OFFERING OF FIRST USA PAYMENTECH, INC. COMMON STOCK

On March 27, 1996, Paymentech completed an initial public underwritten offering of 5.9 million shares of its common stock at $21.00 per share. In addition, Paymentech sold 635,000 shares in a direct placement and 790,000 shares pur-suant to a stock loan program funded by the Company primarily at $19.53 per share. At June 30, 1996, Paymentech had 31.7 million shares outstanding of which the Company owned 24.4 million shares, or approximately 77%.

As a result of the offerings, the Company's additional paid-in capital increased approximately $78 million which represents an increase in the Company's proportionate share in the stockholders' equity of Paymentech. In addition, as of June 30, 1996, the Company had recorded minority interest of $53.1 million. Beginning on March 27, 1996, the Company's net income has been reduced by the minority interest in Paymentech's net income.

NOTE C - INCOME PER COMMON AND COMMON EQUIVALENT SHARE
Income per common and common equivalent share is calculated as follows:

                                              Fiscal Year Ended June 30,
- --------------------------------------------------------------------------------
                               -------------------------------------------------
  (Dollars in thousands,
  except per share data)           1996              1995              1994
                                                                   (As Restated)

  Income before extraordinary
   item                        $   246,736       $   178,422       $   150,934
Less accrual of preferred
   stock dividends                      --                --            (3,436)
                               -----------       -----------       -----------
  Income before extraordinary
   item applicable to
   common stock                    246,736           178,422           147,498
  Extraordinary item, net of
   tax benefit                          --                --           (10,637)
                               -----------       -----------       -----------
  Net income applicable to
   common stock for primary
   net income per share        $   246,736       $   178,422       $   136,861
                               ===========       ===========       ===========
  Average common shares
   outstanding                 119,088,870       116,819,438       114,520,384
  Common stock equivalents:
     Stock options               5,168,384         5,195,372         5,244,060
     Mandatory convertible
       preferred stock           9,582,950         9,582,950                --
                               -----------       -----------       -----------
  Weighted average common
   and common equivalent
   shares outstanding          133,840,204       131,597,760       119,764,444
                               ===========       ===========       ===========
  Income before extraordinary
   item                        $      1.84       $      1.36       $      1.23
  Extraordinary item, net of
   tax benefit                          --                --             (0.09)
                               -----------       -----------       -----------
  Net income per share         $      1.84       $      1.36       $      1.14
                               ===========       ===========       ===========


NOTE D - BUSINESS COMBINATIONS AND MERCHANT PORTFOLIO PURCHASES
The Company issued 1.9 million shares of its common stock for all of the outstanding common stock of Litle & Company, Inc. ("Litle") on September 12, 1995, and subsequently merged Litle's operations with Paymentech. The Litle transaction has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated to include Litle's operations for all prior periods. In addition, Paymentech acquired merchant contracts and certain other assets of DMGT Corporation ("DMGT") on August 31, 1995, for $34.0 million. The acquisition of DMGT was accounted for as a purchase, and accordingly, DMGT's operations have been included in the Company's results of operations from August 31, 1995. The Litle, DMGT and other acquisitions occurring in fiscal 1996 were not material to the Company's consolidated financial statements.

On August 19, 1996, Paymentech purchased for approximately $170 million all of the outstanding stock of GENSAR Holdings Inc. ("GENSAR"). GENSAR is one of the nation's largest providers of electronic draft capture and authorization services, processing approximately 300 million transactions and servicing 120,000 merchant locations annually. The acquisition also includes a merchant processing portfolio which has approximately $1 billion in annual sales volume. The acquisition will be accounted for as a purchase, and accordingly, its results will be included in Paymentech's results of operations from the effective date of the acquisition.

NOTE E - INVESTMENTS
The Company's investments, which totaled $2.9 billion and $2.2 billion at June 30, 1996 and 1995, respectively, consist primarily of variable U.S. government agency mortgage-backed securities which enhance yield and provide a source of secondary liquidity through repurchase agreements. The Company's policy is primarily to hold securities until maturity. The average maturity based on historical payment rates of the investment portfolio at June 30, 1996, is approximately 6.4 years.

Investments consist of the following (in thousands):

- -------------------------------------------------------------------------------
                                                  At June 30,
                               ------------------------------------------------
                                  1996              1995               1994
  Amortized cost               $2,903,091        $2,205,523         $1,245,993
  Gross unrealized gains            4,865            10,059              3,721
  Gross unrealized losses         (32,647)           (7,083)           (24,054)
                               ----------        ----------         ----------
  Market value                 $2,875,309        $2,208,499         $1,225,660
                               ==========        ==========         ==========
- -------------------------------------------------------------------------------


The amortized cost and market value at June 30, 1996, by estimated maturity are as follows (in thousands):

- -------------------------------------------------------------------------------
                                              Amortized               Market
                                                Cost                  Value
  Due within one year                         $  385,177            $  381,491
  Due after one but within five years          1,162,528             1,151,403
  Due after five but within ten years            694,459               687,813
  Due after ten years                            660,927               654,602
                                              ----------            ----------
                                              $2,903,091            $2,875,309
                                              ==========            ==========
- -------------------------------------------------------------------------------

NOTE F - ALLOWANCE FOR POSSIBLE CREDIT LOSSES

The activity in the allowance for possible credit losses is as follows (in thousands):

- -------------------------------------------------------------------------------
                                              Fiscal Year Ended June 30,
                                       ----------------------------------------
                                         1996             1995           1994
  Balance at July 1                    $66,000          $66,000        $55,500
  Provision for possible credit losses  90,153           54,659         53,469
  Recoveries of loans previously
   charged off                           9,889            4,900         13,889
  Loans charged off                    (91,879)         (59,559)       (56,858)
                                       -------          -------        -------
  Balance at June 30                   $74,163          $66,000        $66,000
                                       =======          =======        =======
- -------------------------------------------------------------------------------

NOTE G - DEBT

Bank notes and other borrowings at June 30, 1996, included bank notes of $1.9 billion which had average maturities of 1.5 years with an average cost of approximately 5.89%, term federal funds purchased of $952.0 million which had average maturities of five months with an average cost of approximately 5.59% and securities sold under agreements to repurchase which were recorded at cost of $349.5 million and matured in July 1996. Bank notes and other borrowings at June 30, 1995, included bank notes of $1.5 billion which had average maturities of 1.6 years with an average cost of approximately 6.42% and term federal funds purchased of $487.0 million which had average maturities of three months with an average cost of approximately 6.26%. At June 30, 1996 and 1995, bank notes and other borrowings also included subordinated notes issued by First USA Bank of $150.0 million which had a cost of approximately 7.08% and 7.68%, respectively. The notes are due August 1, 2003, with interest paid semiannually on February 1 and August 1.

Interest-bearing deposits of $1.5 billion and $2.1 billion at June
30, 1996 and 1995, respectively, represent certificates of deposit and deposit notes with an average cost of approximately 5.62% and 6.23%, respectively.

At June 30, 1996, federal funds purchased of $1.3 billion had overnight maturities and an interest rate of approximately 0.125% over the effective federal funds rate. At June 30, 1995, federal funds purchased of $871.4 million had overnight maturities and an interest rate of approximately 0.15% over the effective federal funds rate.

In December 1995, First USA Financial, Inc. ("Financial") entered into a $300 million, five-year, unsecured revolving credit facility with a bank syndicate. The credit facility bears interest based on LIBOR plus 0.25% to 0.65% and commitment fees ranging from 0.125% to 0.25% on the unused portion based on Financial's debt to capitalization ratio. The revolving credit facility provides a source of additional liquidity to manage cash flow, provide capital to subsidiaries for expansion and for other corporate uses. At June 30, 1996, borrowings under the credit facility, included in bank notes and other borrowings, were $18.0 million and the applicable rates and commitment fees were 5.74% and 0.125%, respectively. The credit facility replaced the $150 million unsecured credit facility of Financial and Merchant Services, which was terminated in December 1995. The ability to pay dividends is conditioned upon the observance of certain financial covenants in the credit facility. At June 30, 1996, none of the covenants had the effect of restricting the ability to pay dividends.

In February 1996, Paymentech entered into a $100 million revolving credit facility payable to a bank syndicate. The Paymentech credit facility bears interest based on LIBOR plus 0.35% to 0.90% and commitment fees ranging from 0.15% to 0.30% on the unused portion based on Paymentech's debt to capitalization ratio, payable quarterly. The Paymentech credit facility expires in February 1999, with the option of two one-year extensions. Financial is a guarantor to the Paymentech credit facility. The Paymentech credit facility provides Paymentech and the Company a source of additional liquidity to manage cash flow, provide capital to subsidiaries for expansion and for other corporate uses. Paymentech loans to the Company cannot exceed $25 million. The ability of Paymentech to pay dividends is conditioned upon the observance of certain financial covenants in the agreement. At June 30, 1996, there were no borrowings under the Paymentech credit facility, and none of the covenants would have had the effect of restricting Paymentech's ability to pay dividends. The Company paid $386.2 million, $296.1 million and $178.4 million during fiscal 1996, 1995 and 1994, respectively, in interest on interest-bearing liabilities.

Annual fiscal year maturities are as follows (in thousands):

- --------------------------------------------------------------------------------

                           Bank Notes        Interest-
                            and Other         Bearing
                           Borrowings         Deposits             Total
  1997                     $2,107,869       $  984,267          $3,092,136
  1998                        571,777          144,181             715,958
  1999                        359,169          167,878             527,047
  2000                             --              800                 800
  2001                        167,691          155,035             322,726
  Thereafter                  150,000            8,160             158,160
                           ----------       ----------          ----------
                           $3,356,506       $1,460,321          $4,816,827
                           ==========       ==========          ==========

- --------------------------------------------------------------------------------

The Company incurred an extraordinary item in the first quarter of fiscal 1994 which reduced net income by $10.6 million and $0.09 per share after taxes for the premium associated with the prepayment of the debt incurred in connection with the Acquisition.

NOTE H - PREFERRED STOCK

The Company has issued 5.75 million shares of 6 1/4% mandatory convertible preferred stock, $.01 par value. Dividends at an annual rate of $1.99 per share on the preferred stock are cumulative and payable quarterly in arrears. The liquidation value is $31.875 per share plus accrued and unpaid dividends. The preferred stock is convertible at any time at the option of the holder into 1.67 shares of common stock, subject to adjustment in certain events. Shares are not redeemable by the Company prior to May 20, 1997. Beginning May 20, 1997, the Company may redeem each share of the preferred stock with the number of shares of common stock equal to the sum of (i) $32.373, declining to $31.875 until May 19, 1998, and (ii) all accrued and unpaid dividends divided by the current market price, but in no event less than 1.67 of a share of common stock. The Company has reserved 11.5 million shares of common stock for conversion of the preferred stock. Each share of preferred stock is entitled to 1.67 votes.

The Board of Directors of the Company has the authority to determine the principal rights, preferences and privileges of the remaining 1.65 million shares of authorized preferred stock, which will increase to 7.4 million shares after redemption of the preferred stock into common stock. Provisions could be included in the shares of preferred stock, such as extraordinary voting, dividend, redemption or conversion rights, which could discourage an unsolicited tender offer or takeover proposal. However, the Company has no plans to include such provisions.

NOTE I - INCOME TAXES
The components of the provision for income taxes are as follows (in thousands):

                                                 Fiscal Year Ended June 30,
                                   --------------------------------------------
                                         1996            1995          1994
  Federal income taxes - current         $110,831        $ 69,038      $61,375
  Federal income taxes - deferred          22,652          26,691       20,563
  State income taxes - current             10,065           7,448        5,278
                                         --------        --------      -------
                                         $143,548        $103,177      $87,216
                                         ========        ========      =======


The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes and extraordinary item due to the following (in thousands):


- ------------------------------------------------------------------------------
                                           Fiscal Year Ended June 30,
                                     -----------------------------------------
                                         1996           1995         1994
      Statutory rate applied to
        income before income taxes
        and extraordinary item        $136,599       $ 98,560      $83,353

      State income taxes, net of federal
        tax benefit                      6,542          4,841        3,431

      Amortization of intangibles and
        other                              407           (224)         432
                                      --------       --------      -------
                                      $143,548       $103,177      $87,216
                                      ========       ========      =======
- -----------------------------------------------------------------------------

The tax rate for the 1996, 1995 and 1994 fiscal years reflect Litle as a Subchapter S corporation, which included no federal income taxes in its financial statements since its income was taxed at the shareholder level.

Temporary differences, which result in deferred income taxes, relate primarily to the differences which arise from recording certain transactions in different years for financial statement and federal income tax purposes. These transactions primarily include provision for possible credit losses, gains on securitization transactions, origination costs and incentive payments from data processors.

The Company made federal income tax payments of $91.5 million, $70.1 million and $53.1 million during fiscal 1996, 1995 and 1994, respectively. Subsequent to the initial public offering of its common stock, Paymentech will file a separate consolidated federal income tax return.

NOTE J - RETIREMENT BENEFITS
The Company has a noncontributory defined benefit retirement plan that provides retirement benefits for substantially all employees who meet certain service requirements. The Company's funding policy is to annually contribute the minimum amount required under the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to compensation to date, but also for compensation increases to be earned in the future. Each participant's cash balance account is credited with an amount equal to 4% of the participant's compensation plus interest. Each participant becomes fully vested in benefits under the plan after five years of employment. Prior to that time, no portion of a participant's benefits is vested. The plan's assets consist mainly of investments in mutual funds.

A summary of the components of the periodic pension expense follows (in thousands):

                                                 Fiscal Year Ended June 30,
                                   --------------------------------------------
                                       1996            1995           1994
  Service cost - benefits earned
   during the period                   $1,060          $674           $479
  Interest cost on projected
   benefit obligation                     322           239            200
  Actual return on plan assets           (551)         (414)            27
  Net amortization                        369           282           (159)
                                       ------          ----           ----
  Net periodic pension expense         $1,200          $781           $547
                                       ======          ====           ====


Assumptions used in the accounting for the plan were:

                                                 Fiscal Year Ended June 30,
                                   --------------------------------------------
                                       1996            1995           1994

  Discount rate                        8.0%            7.5%           8.5%
  Expected rate of increase in
   compensation levels                 5.0             5.0            6.0
  Expected long-term rate of
   return on assets                    8.5             8.5            8.5


The Company increased the discount rate assumption at June 30, 1996. This change in assumption will not have a material effect on the Company's consolidated financial statements for fiscal 1997.

The following sets forth the funded status and the amount recognized in the consolidated balance sheets for the Company's defined benefit retirement plan (in thousands):

                                                 Fiscal Year Ended June 30,
                                   --------------------------------------------
                                                       1996           1995
  Accumulated Benefits
  Actuarial present value of accumulated
   plan benefits:
   Vested                                             $ 2,987        $ 2,454
   Nonvested                                              775            750
                                                      -------        -------
     Total                                            $ 3,762        $ 3,204
                                                      =======        =======
  Pension Liability
  Projected benefit obligation for service
   rendered to date                                   $(4,907)       $(4,185)
  Fair value of net assets available for benefits       4,158          2,768
                                                      -------        -------
  Projected benefit obligation in excess
   of plan assets                                        (749)        (1,417)
  Unrecognized prior service cost                        (249)          (249)
  Unrecognized net loss                                   774          1,230
                                                      -------        -------
        Total                                           $(224)        $ (436)
                                                      =======        =======

The Company's First USA Retirement Savings Plan (the "Savings Plan") provides savings and investment opportunities. The Savings Plan stipulates that eligible employees with at least one year and 1,000 hours of service may elect to contribute to the Savings Plan. Pre-tax contributions up to 3% of an eligible employee's defined compensation are matched 50% by the Company. The consolidated statements of income include $576,000, $377,000 and $273,000 for contributions to the Savings Plan for fiscal 1996, 1995 and 1994, respectively.

NOTE K - STOCK OPTION, STOCK PURCHASE AND RESTRICTED STOCK PLANS At June 30, 1996, the Company had four stock option plans that provide for grants of nonqualified stock options to officers and key employees. All stock options have an exercise price equal to the market value of the Company's common stock on the date the option was granted and may not be exercised more than 10 years from the date of grant. In November 1991, the Company accelerated the vesting of the options granted pursuant to three of the plans to make each such option immediately exercisable and to grant no further options under the plans. As of June 30, 1996, 1995 and 1994, the amount of common shares available for future grants under the remaining plan is 9,216,760, 2,742,200 and 3,925,400 shares, respectively. The common shares available for future grant at June 30, 1996, reflect an increase of 9 million shares reserved for future issuance approved by the Company's stockholders in November 1995. In addition, the Company has an outside directors option plan (the "Director Plan"). Under the Director Plan, members of the Board of Directors of the Company who are not employees of the Company or its subsidiaries or affiliates, receive an option to purchase 20,000 shares of common stock at an option price equal to the fair market value of the common stock on the date of grant. The option is granted on the date the Director joins the Board. In November 1994, the Director Plan was amended to also provide for an annual grant of 5,000 shares after each annual stockholders' meeting. The options terminate 10 years from the date of grant. In addition, options terminate if not exercised within 90 days after the Director ceases to be a member of the Board. As of June 30, 1996 and 1995, 200,000 and 230,000 shares of common stock were available for future grant under the Director Plan, respectively.

Activity under the Company's stock option plans was as follows:

                                                                    Number
                          Number of         Option Price            of Shares
                          Shares            Per Share               Exercisable
  Outstanding
   June 30, 1994          7,114,024         $ 1.25 -  21.125
   Granted                1,382,000          15.75 -  20.00
   Exercised               (642,008)          1.25 -  17.69
   Forfeitures             (128,800)          2.375-  17.69
                          ---------         ----------------
  Outstanding
   June 30, 1995          7,725,216           1.25 -  21.125
   Granted                2,736,000          21.125-  27.875
   Exercised             (1,647,256)          1.25 -  21.125
   Forfeitures             (180,560)          2.375-  21.125
                          ---------         ----------------
  Outstanding
   June 30, 1996          8,633,400         $ 1.25 -  27.875        5,073,400
                          =========         ================        =========


The Company has also adopted the First USA, Inc. Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides a means for employees to purchase shares of the Company's common stock at 85% of the fair market value thereof. An aggregate of 400,000 shares of common stock have been authorized for issuance under the Purchase Plan. In June 30, 1996, 388,354 shares had been purchased under the Purchase Plan. The Company's Board of Directors intends to recommend to the Company's stockholders an increase in the number of shares authorized for issuance under the Purchase Plan to meet future demand.

In addition, the Company has adopted the First USA, Inc. 1994 Restricted Stock Plan (the "Restricted Stock Plan"). The Restricted Stock Plan authorizes the granting of awards in the form of restricted shares of the Company's common stock to key officers and employees subject to risks of forfeiture which may be eliminated over time based on performance criteria. A maximum of 2,000,000 shares of common stock has been reserved for issuance under the Restricted Stock Plan, subject to adjustment. At June 30, 1996, 695,000 shares had been awarded under the Restricted Stock Plan. The market value of restricted shares at the time of grant of approximately $15.5 million was recorded as deferred compensation and was netted against additional paid-in capital. Deferred compensation is being amortized over the five-year vesting period resulting in amortization expense of approximately $2.8 million and $1.0 million during fiscal 1996 and 1995, respectively.

NOTE L - COMMITMENTS AND CONTINGENCIES
The Company has an agreement with a third party to receive data processing and credit card transaction services. The agreement requires annual base charges and also provides for additional payments in future years based upon volume levels and cost savings realized by the Company.

The Company leases its office space and certain equipment under leases with remaining terms ranging up to 10 years. The office space leases contain renewal options and generally require the Company to pay certain operating expenses. Future minimum lease commitments under noncancelable operating leases as of June 30, 1996, are as follows (in thousands):

  1997                                             $ 16,373
  1998                                               16,430
  1999                                               15,119
  2000                                               14,056
  2001                                               13,892
  Thereafter                                         84,480
                                                   --------
                                                   $160,350
                                                   ========

The consolidated statements of income include rental expense for operating leases of $12.9 million, $8.0 million and $6.4 million for fiscal 1996, 1995 and 1994, respectively.

In the course of business, the Company is a defendant in various lawsuits. Management believes that the resolution of these lawsuits will not have a material adverse effect on the Company's financial condition.


NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
At June 30, 1996 and 1995, the Company had interest rate swap agreements with notional amounts totaling $2.1 billion and $2.0 billion, respectively. The Company enters into interest rate swap agreements to convert fixed rate liabilities to floating rate liabilities as an efficient alternative to issuing floating rate funding sources. The Company does not hold or issue interest rate swap agreements for trading purposes. The Company is exposed to potential credit risk with interest rate swap agreements if the counterparty fails to perform. Credit risk is reduced in these instruments by entering into agreements with highly rated counterparties and by diversifying the exposure with any one counterparty. At June 30, 1996, there were no defaults under the counterparty agreements.

Under the terms of a certain interest rate swap agreement, each party may be required to pledge certain assets if the market value of the interest rate swap agreement exceeds an amount set forth in the agreement or in the event of a change in credit rating.

Under these agreements, the Company pays or receives the difference between the floating rate, generally three-month LIBOR, and the fixed rates as stated in the agreements. At June 30, 1996, the variable rate to be paid by the Company was 5.52% and the fixed rate to be received by the Company was 6.12%. Amounts due to the Company under these swap agreements were $12.5 million and $10.5 million at June 30, 1996 and 1995, respectively. As a result of the swap agreements, interest expense was reduced by $5.9 million, $4.7 million and $38.7 million for fiscal 1996, 1995 and 1994, respectively.

The following summarizes activity of interest rate swap agreements (in thousands):

                      Receive          Pay                           Estimated
                      Fixed Rate       Fixed Rate     Total          Fair Value

  Balance at
   June 30, 1993      $1,361,000       $100,000       $1,461,000
  Additions              625,000             --          625,000
  Maturities            (290,000)      (100,000)        (390,000)
                      ----------       --------       ----------
  Balance at
   June 30, 1994       1,696,000             --        1,696,000
  Additions              535,500             --          535,500
  Maturities            (253,000)            --         (253,000)
                      ----------       --------       ----------
  Balance at
   June 30, 1995       1,978,500             --        1,978,500
  Additions              720,000             --          720,000
  Maturities            (598,000)            --         (598,000)
                      ----------       --------       ----------
  Balance at
   June 30, 1996      $2,100,500       $     --       $2,100,500       $(8,372)
                      ==========       ========       ==========       =======


The notional amounts at June 30, 1996, by estimated maturity are as follows (in thousands):

  1997                                            $665,500
  1998                                             535,000
  1999                                             450,000
  2000                                                  --
  2001                                             300,000
  Thereafter                                       150,000
                                                ----------
                                                $2,100,500
                                                ==========

NOTE N - ASSET SECURITIZATION
The Company had outstanding securitizations of credit card loans of $15.2 billion and $10.1 billion at June 30, 1996 and 1995, respectively. During fiscal 1996, 1995 and 1994, the Company securitized credit card loans of $5.3 billion, $6.5 billion and $2.8 billion, respectively, which were offset by the scheduled amortization of previous credit card securitizations. Fiscal 1996 includes a $500 million securitization that represents funded credit enhancement for future securitization issues. These transactions have been recorded as sales and the Company recognized gains based upon the present value of the net interest income and credit card fees less estimated credit losses and servicing fees over the lives of the securitized loans.

Certain pools of credit card loans have been sold to a master trust, of which the master trust has sold participation interests in public and private offerings. The participations have remaining maturities averaging approximately
3.4 years, with respective fixed or floating coupon rates and ratings as a result of specific credit enhancement features. The providers of the credit enhancements have no recourse to the Company. The Company does not receive collateral from any party to the securitizations, nor does the Company have any risk of counterparty nonperformance.

In addition, First USA Bank maintains facilities which provide for the securitization of receivables on a revolving basis totaling $2.5 billion through the issuance of commercial paper ($1.0 billion) and a committed bank facility for introductory rate cards ($1.5 billion). The Company had securitized $193.3 million and $493.2 million of credit card loans through these facilities at June 30, 1996 and 1995, respectively.

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                                         --------------------------------------------------------
                                                                               At June 30, 1996             At June 30, 1995
                                                                         --------------------------------------------------------
                                                                         Carrying                     Carrying
                                                                         Amount         Fair Value     Amount         Fair Value

  Financial assets:
   Cash and cash equivalents                                             $  392,704     $  392,704     $  236,778     $  236,778
   Investments                                                            2,903,091      2,875,309      2,205,523      2,208,499
   Credit card loans, net of allowance for possible credit losses         3,490,271      3,490,271      3,121,568      3,121,568
                                                                         ----------     ----------     ----------     ----------
     Total                                                               $6,786,066     $6,758,284     $5,563,869     $5,566,845
                                                                         ==========     ==========     ==========     ==========
  Financial liabilities:
   Bank notes and other borrowings                                       $3,356,506     $3,339,167     $2,183,299     $2,174,975
   Interest-bearing deposits                                              1,460,321      1,453,830      2,120,648      2,120,711
   Federal funds purchased                                                1,308,460      1,308,460        871,390        871,390
                                                                         ----------     ----------     ----------     ----------
     Total                                                                6,125,287      6,101,457      5,175,337      5,167,076
   Off-balance-sheet financial instruments:
Interest rate swaps, net (a)                                                     --          8,372             --         (4,511)
                                                                         ----------     ----------     ----------     ----------
Total including off-balance-sheet financial instruments                  $6,125,287     $6,109,829     $5,175,337     $5,162,565
                                                                         ==========     ==========     ==========     ==========


  (a) Notional amounts of $2.1 billion and $2.0 billion at June 30, 1996 and 1995, respectively.

The above values, in many cases, could not be realized in an immediate settlement of the financial instrument. In addition, certain financial instruments and all non-financial instruments are excluded. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash and cash equivalents
- -------------------------
Cash and cash equivalents are carried at an amount that approximates fair value.

Investments
- -----------
Fair value is based on quoted market prices, dealer quotes or estimates using quoted market prices for similar securities.

Credit card loans
- -----------------
Credit card loans are carried at an amount that approximates fair value since the Company's credit card loans are either variable rate or at fixed rates that are repriceable within 30 days notice to Cardmembers.

Bank notes and other borrowings
- -------------------------------
The fair value of fixed-rate bank notes and subordinated debt is estimated using the rates currently offered for instruments of similar remaining maturities. The carrying amount for variable-rate instruments approximates their fair value. The carrying amount of other borrowings approximates fair value.

Interest-bearing deposits
- -------------------------
The fair value of fixed-rate deposits is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying amount for variable-rate deposits approximates their fair value.

Federal funds purchased
- -----------------------
The carrying amount approximates fair value.

Interest rate swaps
- -------------------
The fair value of interest rate swaps is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparty.

NOTE P - CONCENTRATION OF CREDIT RISK
The Company is active in originating credit card loans to customers throughout the United States. All loans are primarily made on an unsecured basis after reviewing each potential Cardmember's credit application and evaluating their financial history and ability to repay.

The geographic concentration of owned and serviced credit card loans was as follows (dollars in thousands):

                                             At June 30, 1996
                                      ---------------------------
                                       Credit Card
  State                                   Loans           Percent
  California                           $ 2,698,497         14.4%
  Texas                                  1,992,631         10.6
  New York                               1,506,811          8.0
  Florida                                1,296,225          6.9
  Illinois                                 806,092          4.3
  New Jersey                               743,756          4.0
  All Others                             9,683,813         51.8
                                       -----------        -----
                                       $18,727,825        100.0%
                                       ===========        =====

                                             At June 30, 1995
                                      ---------------------------
                                       Credit Card
  State                                   Loans           Percent
  California                           $ 1,687,065         12.7%
  Texas                                  1,640,196         12.3
  New York                               1,101,119          8.3
  Florida                                  867,633          6.5
  Illinois                                 630,012          4.7
  New Jersey                               602,493          4.5
  All Others                             6,758,934         51.0
                                       -----------        -----
                                       $13,287,452        100.0%
                                       ===========        =====

NOTE Q - OTHER OPERATING EXPENSE
The other expense component of other operating expense consists of the following (in thousands):

                                             Fiscal Year Ended June 30,
                                    -----------------------------------------
                                     1996            1995             1994
  Professional services and other    $140,998        $ 75,131         $22,854
  Credit card fraud losses             33,565          24,070          13,409
  Other                                29,752          30,525          35,683
                                     --------        --------        --------
                                     $204,315        $129,726        $ 71,946
                                     ========        ========        ========


NOTE R - PARENT COMPANY ONLY INFORMATION
The condensed financial statements of First USA, Inc., prepared on a parent company unconsolidated basis, are as follows (in thousands):

CONDENSED BALANCE SHEETS
- -------------------------------------------------------------------------------
                                                          June 30,
                                             ----------------------------------
                                             1996                     1995
  Assets
   Cash and cash equivalents                 $    1,664               $  7,746
   Investment in subsidiary                   1,069,765                749,120
   Receivable from subsidiary                    18,999                    482
   Other assets                                  23,536                  7,625
                                             ----------               --------
                                             $1,113,964               $764,973
                                             ==========               ========
Liabilities and Stockholders' Equity
   Accrued expenses and other liabilities    $       84               $    158

   Stockholder's Equity
     6 1/4% mandatory convertible
      preferred stock                                58                     58
     Common stock                                 1,210                  1,174
     Additional paid-in capital                 568,840                440,929
     Retained earnings                          543,772                322,654
                                             ----------               --------
                                              1,113,880                764,815
                                             ----------               --------
                                             $1,113,964               $764,973
                                             ==========               ========


CONDENSED STATEMENTS OF INCOME
- --------------------------------------------------------------------------------
                                                 Fiscal Year Ended June 30,
                                         ---------------------------------------
                                         1996            1995           1994
  Equity in earnings of subsidiary       $250,514        $180,317       $140,549
  Interest income                             114             221            462
  Other expense                             3,742           1,966            564
                                         --------        --------       --------
     Income before Income Taxes           246,886         178,572        140,447
  Provision for income taxes                  150             150            150
                                         --------        --------       --------
                       Net Income        $246,736        $178,422       $140,297
                                         ========        ========       ========


CONDENSED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------

                                                 Fiscal Year Ended June 30,
                                            -----------------------------------
                                            1996          1995        1994
  Operating Activities
   Net income                               $246,736      $178,422    $140,297
   Adjustments to reconcile net
     income to net cash used
     for operating activities:
      Equity in earnings of
        subsidiary                          (250,514)     (180,317)   (140,549)
      Other operating activities             (19,588)          718          88
                                            --------      --------     -------
           Net Cash Used for
           Operating Activities              (23,366)       (1,177)       (164)

  Investing Activities
   Capital contributions to
     First USA Financial, Inc.                    --            --    (219,000)
   Dividends received from
     subsidiary                               25,618        18,241       6,142
   Other investing activities                (12,259)           --          --
                                            --------      --------     -------
           Net Cash Provided by
      (Used for) Investing Activities         13,359        18,241    (212,858)

  Financing Activities
   Issuance of common stock, net              29,543         2,450      48,400
   Dividends paid to common
     stockholders                            (14,164)       (6,787)     (4,204)
   Dividends paid to preferred
     stockholders                            (11,454)      (11,454)     (2,132)
   Issuance of 6 1/4% mandatory
      convertible preferred stock                 --            --     177,402
                                            --------      --------     -------
           Net Cash Provided by
      (Used for) Financing Activities          3,925       (15,791)    219,466
                                            --------      --------     -------
     (Decrease) Increase in Cash and
            Cash Equivalents                  (6,082)        1,273       6,444
   Cash and cash equivalents at
     beginning of year                         7,746         6,473          29
                                            --------      --------     -------
        Cash and Cash Equivalents
              at End of Year                 $ 1,664       $ 7,746     $ 6,473
                                            ========      ========     =======

                         Report of Independent Auditors


Stockholders and Board of Directors
First USA, Inc.


We have audited the accompanying consolidated balance sheets of First USA, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended June 30, 1996 and the year ended June 30, 1994, as restated. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First USA, Inc. and subsidiaries at June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 1996, and the year ended June 30, 1994, as restated, in conformity with generally accepted accounting principles.

As discussed in Note A, the Company has restated its financial statements to recognize gains on securitization transactions and expense certain costs to solicit new accounts.


                                                /s/ Ernst & Young LLP

Dallas, Texas
July 17, 1996, except for Notes D and A
as to which the dates are August 19, 1996 and April 22, 1997, respectively.